Exhibit 4.2

MDC Enterprises Ltd.		INVOICE

Suite 300, 1275 West 6th Ave.	DATE:	January 16, 2006
Vancouver, BC, Canada, V6H 1A6	INVOICE #	100 revised
Phone 604.505.4833 Fax 604.244.8399	FOR:	Compassion, Migrain, and Bioavail

Bill To:
Cobalis Corp.
2445 McCabe Way, Suite 150
Irvine, CA, USA, 92614
949.757.0001
Fax 949.757.0979

DESCRIPTION		AMOUNT
Compassion Blister Packs:
1,850 units of 60 lozenge blister packed "Compassion Packs" @ 8.35 USD each		$15,447.50
Cobalis to provide artwork for out box

Bioavailability Study:
Bioavailability study 1 unit of 300 3.3mg lozenges bottled.		$75.00
Bioavailability study 1 unit of 300 6.6mg lozenges bottled.		$75.00
Cobalis to provide label artwork/file

Migran Study:
100 units of 120 Placebo lozenges @ $11.40 per unit		$1,140.00
100 units of 120 3.3mg lozenges @ $11.40 per unit		$1,140.00
100 units of 120 6.6mg lozenges @ $11.40 per unit		$1,140.00

Allergy Study:
To be billed separately after study design is complete.
	TOTAL	$ 19,017.50

Make all checks payable to MDC Enterprises Ltd. Please Mail your check to the above mentioned address.
If you have any questions concerning this invoice, contact Huff Taylor, 604-505-4833, huff@advancedbotanicals.com
THANK YOU FOR YOUR BUSINESS